For Immediate Release
For Further Information Contact:
Therese Fergo, 301-608-9292
Email Therese@unither.com

UNITED THERAPEUTICS ANNOUNCES
PHASE III BERAPROST CLINICAL TRIAL RESULTS

      Research Triangle Park, NC and Silver Spring, MD, October 15, 2001: United Therapeutics (NASDAQ: UTHR) announced today the preliminary results of a Phase III clinical trial investigating oral beraprost for the treatment of intermittent claudication (pain when walking) resulting from peripheral vascular disease. Beraprost was studied in approximately 750 patients in 60 centers in the United States in a trial that was designed to confirm the significant efficacy results of the first Phase III trial of beraprost in 422 patients conducted by Hoechst Marion Roussel (now Aventis) in France and Italy and published in the journal Circulation in July 2000.

      While the preliminary data confirmed a trend toward fewer critical cardiovascular events, the study did not confirm the positive results of the European Phase III trial and statistical significance was not achieved in the study’s endpoints relating to exercise.

      “We are completely surprised by the discrepancy between the results achieved in this study and the significant results achieved by the European study,” said Michael Wade, Ph.D., Associate Director, Research and Development for United Therapeutics. “We are certainly disappointed that we were unable to reproduce the European results in this larger confirmatory study, particularly given that the entry criteria and study endpoints were nearly identical.”

      “This study was one of the largest placebo-controlled studies ever conducted in patients with intermittent claudication,” said Emile R. Mohler III, M.D., Director of Vascular Medicine at the University of Pennsylvania Health System, and a member of the United Therapeutics’ study Steering Committee. “Perhaps the result is explained by the relatively limited half-life of beraprost of 45 minutes. I remain hopeful that a longer acting prostacyclin analog would provide a sustained increase in blood flow and sustained benefit in patients with claudication.”

      Based on the study results, United Therapeutics expects to discontinue development of beraprost for intermittent claudication, although it will continue its Phase III clinical trial program for beraprost to treat pulmonary arterial hypertension. In addition, United Therapeutics will evaluate whether to continue development of a sustained release formulation of oral beraprost which it in-licensed in July 2000. United Therapeutics is currently developing a sustained release formulation of its lead drug Remodulin, which has already demonstrated safety and efficacy in the treatment of pulmonary arterial hypertension and demonstrated efficacy in a Phase II study of advanced peripheral vascular disease.

      “While we’re disappointed with the results of this study, we remain committed to the development, approval and commercialization of our lead drug Remodulin,” said Roger A. Jeffs,

Ph.D., President of United Therapeutics. On August 9, 2001, the Cardiovascular and Renal Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) recommended approval of Remodulin (treprostinil sodium) Injection for the treatment of pulmonary arterial hypertension and the Company is awaiting final action by the FDA.

      United Therapeutics will host a teleconference on October 15, 2001 at 9:00 a.m. Eastern Daylight Time. The teleconference is accessible by dialing 1-800-997-8642. A rebroadcast of the teleconference will be available for 48 hours following the teleconference by dialing 1-800-428-6051 and using access code 213633.

      United Therapeutics is a biotechnology company focused on combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products.

      Any statements made in this press release about discontinuation of development of beraprost for intermittent claudication, regulatory approvals and approval timing and drug commercialization are forward-looking statements subject to risks and uncertainties such as those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2000, the subsequent report filed on Form 10-Q for the quarter ended June 30, 2001, and the prospectus on Form S-3 filed in June 2001. Actual results may differ materially from anticipated results.

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